Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of up to 4,000,000 shares of Common Stock, par value $0.01 per share, of Chaparral Steel Company pursuant to the provisions of the Chaparral Steel Company Amended and Restated 2005 Omnibus Equity Compensation Plan, of our report dated February 25, 2005, except for the second paragraph of Note 1, as to which the date is July 21, 2005, with respect to the consolidated financial statements of Chaparral Steel Company included in its Registration Statement on Form 10, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
Dallas, Texas
July 27, 2005